Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Announces Record Fourth Quarter Revenue –
Up 27% to $23.5 Million

Company Announces CEO Transition Plan;
Kevin Wilson to be CEO, Robert Grieve to be Executive Chair

LOVELAND, CO, March 27, 2014 --  Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its fourth quarter and full year ended December 31, 2013.  The Company previously announced the acquisition of 54.6% of Cuattro Veterinary USA, LLC (“Cuattro Vet USA”), which was subsequently renamed Heska Imaging US, LLC; this acquisition is reflected in Heska’s consolidated financial results for the fourth quarter of 2013 with no corresponding contribution in the fourth quarter of 2012 and in Heska’s consolidated results for 2013 after February 24, 2013 with no corresponding contribution in 2012.

The Company also announced a management transition. Effective immediately upon filing the 10-K for 2013 Robert Grieve will transition to Executive Chair, and Kevin Wilson will become Chief Executive Officer and President.

Fourth Quarter 2013 Highlights:
•	Consolidated revenue for the fourth quarter of 2013 was up 27.4% to a record $23.5 million from $18.5 million in the fourth quarter of 2012.
•	Core Companion Animal Health revenue increased approximately 29.9%, while Other Vaccines, Pharmaceuticals and Products revenue increased 12.8% as compared to the fourth quarter of 2012.
•	Gross profit was $10.4 million and gross margin was 44.3% compared to gross profit of $7.4 million and gross margin of 40.1% in the fourth quarter of 2012.
•	The Company reported record operating income of $2.8 million compared to operating income of $720 thousand in the fourth quarter of 2012.
•	The Company reported net income attributable to Heska Corporation of $1.2 million, or $0.20 per share, compared to net income of $389 thousand, or $0.07 per share, in the fourth quarter of 2012.
•	Heska completed the quarter with $6.0 million in cash, $4.9 million in short-term debt and $16.2 million in working capital.

“This was a tremendous conclusion to a solid year of transformation, providing momentum as we enter 2014 and demonstrating the progress we have made in the last year to strategically reposition Heska,” commented Robert Grieve, Heska’s Chairman and CEO. “Our strong financial results, including record quarterly revenue and operating income, were driven by the success of our President and Chief Operating Officer, Kevin Wilson, and the new commercial leadership he has put into place, along with the commercial approach, strategies and sales programs he has instituted, which led to the placement of 366 analyzers during the fourth quarter. This progress sets the stage for continued growth in 2014 and beyond as Heska benefits from sales of consumables affiliated with those placements.”

Dr. Grieve continued, “In the fourth quarter, we delivered sequential and year-over-year revenue growth, improved gross margin and improved operating margin. Our top-line growth is especially encouraging, considering that the fourth quarter of 2013 did not have the benefit of the non-recurring stocking order of over $3 million to MWI which boosted revenue in the fourth quarter of the prior year. Our focus on controlling expenses and improving productivity has helped our efficiency, as demonstrated by our accelerating placements of analyzers through smaller, more disciplined field sales teams. Our rental reset strategy has been exceptionally well received by customers, and initial reaction to our Element POC handheld wireless analyzer bolsters our optimism for 2014 and beyond.”

“As we expected, the Cuattro Vet US transaction indeed served as a powerful catalyst to reshape Heska and put us on the pathway to profitable growth,” concluded Dr. Grieve. “We now have differentiated and attractive products, a sales strategy which matches the needs of our customers, and a sales organization in place to expand our market share. Accordingly, we believe it is the optimal time for me to transition to the role of Executive Chair. Kevin Wilson, currently our President and Chief Operating Officer, will take over as our CEO and I am excited to support him over the next few years.”

Mr. Wilson added, “Heska has a remarkable business foundation, exceptional people, and a great reputation in the animal health industry. I couldn’t be more honored than to lead Heska. As we add products, new features and compelling narratives of value, performance and savings, Heska is positioned to grow and thrive. I look forward to leading the Company into an exciting future of customer satisfaction, market share gains, healthy profits, and shareholder value creation.”

Financial Results
Fourth quarter 2013 revenue was a record $23.5 million, up 27.4% as compared to the fourth quarter of 2012. In the fourth quarter of 2013, Core Companion Animal Health revenue increased approximately 29.9% to $20.4 million from $15.7 million in the prior year period. The fourth quarter last year included a non-recurring stocking order of approximately $3 million. Other Vaccines, Pharmaceuticals and Products revenue increased approximately 12.8% to $3.1 million from $2.8 million in the fourth quarter last year. Gross profit was $10.4 million, or a 44.3% gross margin, in the fourth quarter of 2013 compared with gross profit of $7.4 million, or 40.1% gross margin, in the fourth quarter of 2012. Total operating expenses were $7.6 million, or 32.5% of sales, in the fourth quarter of 2013 compared with total operating expenses of $6.7 million, or 36.2% of sales, in the prior year period. The Company reported operating income of $2.8 million in the fourth quarter of 2013, compared to operating income of $720 thousand in the fourth quarter of 2012. Income before income taxes was $2.9 million in the fourth quarter of 2013, compared to income before taxes of $654 thousand in the prior year period. In the fourth quarter of 2013, net income attributable to Heska Corporation was $1.2 million, or $0.20 per diluted share, compared to a net income attributable to Heska Corporation of $389 thousand, or $0.07 per diluted share, in the fourth quarter of 2012.

Full year 2013 revenue was $78.3 million, an increase of 7.6% compared to revenue of $72.8 million in 2012. In 2013, Core Companion Animal Health revenue grew 8.0% to $66.4 million from $61.5 million in 2012 and Other Vaccines, Pharmaceuticals and Products revenue increased 5.6% to $11.9 million from $11.3 million in 2012. 2013 Gross profit was $30.6 million, or 39.1% gross margin, compared with gross profit of $31.1 million, or 42.7% gross margin in 2012. Total operating expenses were $32.1 million, or 40.9% of sales, in 2013 compared with total operating expenses of $28.9 million, or 39.8% of sales in 2012. The Company reported 2013 operating loss of $1.4 million, down from operating income of $2.2 million in 2012. Loss before income taxes was $1.4 million in 2013, compared to income before taxes of $2.0 million in the prior year period. 2013 net loss attributable to Heska Corporation, inclusive of a $637 thousand deferred tax benefit, was $1.2 million, or $0.21 per diluted share, compared with 2012 net income attributable to Heska Corporation of $1.2 million, inclusive of a $606 thousand deferred tax expense, or $0.22 per diluted share.

Balance Sheet
As of December 31, 2013, Heska had $6.0 million in cash and working capital of $16.2 million. Stockholders’ equity decreased to $47.1 million compared to $48.9 million as of December 31, 2012.

Investor Conference Call
Management will conduct a conference call on Thursday, March 27, 2014 at 9 a.m. MDT (11 a.m. EDT) to discuss the fourth quarter and year-end 2013 financial results. To participate, dial (800) 762-8779  (domestic) or (480) 629-9645  (international); the conference call access number is 4675236.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska’s home page at www.heska.com until April 10, 2014.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The replay access number is 4675236.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska’s state-of-the-art offerings to its customers include blood testing instruments and supplies, digital imaging products, software and services, and single use products and services such as in-clinic heartworm diagnostic tests, heartworm preventive products, allergy immunotherapy products and allergy testing.  The Company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska’s future financial and operating results, including Cuattro Vet USA, which was recently renamed Heska Imaging US, LLC.  These statements are based on current expectations and are subject to a number of risks and uncertainties.  Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  This includes revenue and sales unit trends.  In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to the ultimate commercial and economic success of any given product, in particular when relying on limited sales data; risks related to Heska’s reliance on key personnel; uncertainties related to the ultimate commercial and economic performance of any business or business unit; competition; risks related to Heska’s reliance on third-party suppliers which is substantial; uncertainties related to Heska’s ability to sell and market its products in an economically sustainable manner; risks related to the successful launch and commercial success of new products Heska may introduce in the future; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2013	2012	2013
Revenue:
Core companion animal health	$15,691	$20,389	$61,502	$66,404
Other vaccines, pharmaceuticals and products	2,762	3,115	11,303	11,935
Total revenue, net	18,453	23,504	72,805	78,339

Cost of revenue	11,049	13,100	41,704	47,707

Gross profit	7,404	10,404	31,101	30,632

Operating expenses:
Selling and marketing	4,319	4,874	18,339	19,428
Research and development	241	303	958	1,500
General and administrative	2,124	2,472	9,646	11,134
Total operating expenses	6,684	7,649	28,943	32,062
Operating income (loss)	720	2,755	2,158	(1,430)
Interest and other (income) expense, net	66	(171)	135	(37)
Income (loss) before income taxes	654	2,926	2,023	(1,393)
Income tax expense (benefit):
Current tax expense	116	112	214	183
Deferred tax expense (benefit)	149	916	606	(637)
Total income tax expense (benefit)	265	1,028	820	(454)
Net income (loss)	$389	$1,898	$1,203	$(939)
Net income (loss) attributable to non-controlling interest	—	721	—	257
Net income (loss) attributable to Heska Corporation	389	1,177	1,203	(1,196)
Basic net income (loss) per share attributable to Heska Corporation	$0.07	$0.20	$0.23	$(0.21)
Diluted net income (loss) per share attributable to Heska Corporation	$0.07	$0.20	$0.22	$(0.21)
Weighted average outstanding shares used to compute basic net income (loss) per attributable share to Heska Corporation	5,362	5,837	5,326	5,755
Weighted average outstanding shares used to compute diluted net income (loss) per attributable share to Heska Corporation	5,458	5,895	5,489	5,755

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2012	December 31, 2013
Cash and cash equivalents	$5,784	$6,016
Total current assets	32,955	33,911
Note receivable – related party	—	1,407
Total assets	66,826	93,553
Line of credit	2,552	4,798
Other short-term borrowings, including current portion of long-term note payable	—	132
Total current liabilities	14,389	17,706
Long-term note payable, net of current portion	—	369
Non-controlling interest	—	13,659
Public Common Stock subject to redemption	—	3,405
Stockholders’ equity	48,862	47,116

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